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                                                                     EXHIBIT 8.2


              [Letterhead of Muldoon Murphy Faucette & Aguggia LLP]

                                December 8, 2004


Boards of Directors
First Federal Savings and Loan Association
Kentucky First Federal Bancorp
Main and Lovern Streets
Hazard, Kentucky 41701

Board Members:

         This letter is in response to your request for our opinion with respect to the material federal income tax consequences of the proposed merger (the "Merger") of Frankfort First Bancorp, Inc. ("Frankfort First"), a federally-chartered corporation and the holding company for First Federal Savings Bank of Frankfort, a federal savings bank ("First Federal of Frankfort"), with and into Kentucky First Federal Bancorp ("Kentucky First"), a federally-chartered corporation to be formed in connection with the reorganization of First Federal Savings and Loan Association of Hazard, Kentucky ("First Federal of Hazard") from a mutual savings association into a mutual holding company, pursuant to the Agreement and Plan of Merger, dated as of July 15, 2004 and as amended and restated as of November 3, 2004 and November 30, 2004, by and among First Federal of Hazard and Frankfort First (the "Agreement"). Unless otherwise specified, the terms used herein are defined in the Agreement. For purposes of the opinions set forth below, we have relied upon the accuracy and completeness of the factual statements and representations (which statements and representations we have neither investigated nor verified) contained in the letters dated as of December 8, 2004 of First Federal of Hazard and Frankfort First.

         In connection with the proposed Merger, we understand and assume the following:

         (a) Frankfort First will merge with and into Kentucky First, with Kentucky First as the surviving corporation;

         (b) Pursuant to the Merger, all of the assets of Frankfort First will, by operation of law, be transferred to Kentucky First and Kentucky First will assume all of Frankfort First's liabilities;



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Boards of Directors
First Federal Savings and Loan Association
Kentucky First Federal Bancorp
December 8, 2004
Page 2


         (c) At the Effective Time, each outstanding share of Frankfort First common stock will cease to be outstanding and will be converted, at the election of the holder and subject to the provisions of the Agreement, into a right to receive either
                  (1) 2.35 shares of Kentucky First common stock, or (2) $23.50 in cash;

         (d) At the Effective Time, each holder of Frankfort First common stock who otherwise would have been entitled to a fractional share of Kentucky First common stock will receive in lieu thereof a right to receive cash (without interest) equal to such fraction multiplied by $23.50;

         (e) Kentucky First will continue to conduct the historic business of First Federal of Frankfort or use a significant portion of its historic business assets in a business within the meaning of Treasury Regulation Section 1.368-1(d); and

         (f) At least forty (40%) of the total consideration issued to all Frankfort First shareholders will be in the form of common stock; to the extent necessary, Kentucky First may increase the number of shares to be received by Frankfort First shareholders in order to satisfy the foregoing 40% threshold.

         In connection herewith, we have examined the Agreement, the Registration Statement on Form S-1 initially filed by Kentucky First with the Securities and Exchange Commission (the "SEC") on September 16, 2004, as amended (the "Registration Statement") and such other information as we have deemed relevant. As to questions of fact material to the opinions herein, we have relied upon representations of Frankfort First, First Federal of Frankfort and First Federal of Hazard as set forth in letters certified by their respective officers. On the basis of the foregoing and subject to the conditions, qualifications and limitations set forth herein, we are of the opinion as of the date hereof that for federal income tax purposes:

         (a) The merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code;

         (b) Neither Kentucky First, its mutual holding company (the "Mutual Holding Company"), nor First Federal of Hazard, will recognize gain or loss as a result of the merger;

         (c) The mutual account holders of First Federal of Hazard (the "Mutual Savings Association") will recognize no gain or loss as a result of the merger;

         (d) No gain or loss will be recognized by the stockholders of Frankfort First who exchange all of their Frankfort First common stock solely for Kentucky First common stock, except with respect to cash received in lieu of a fractional share interest in Kentucky First common stock;



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Boards of Directors
First Federal Savings and Loan Association
Kentucky First Federal Bancorp
December 8, 2004
Page 3


         (e) The aggregate adjusted tax basis of the Kentucky First common stock received by stockholders of Frankfort First who exchange all of their Frankfort First common stock solely for Kentucky First common stock in the Merger will be the same as the aggregate adjusted tax basis of the Frankfort First Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received);

         (f) The holding period of Kentucky First Common Stock received by each stockholder in the Merger will include the holding period of Frankfort First Common Stock exchanged therefor, provided that such stockholder held such Frankfort First Common Stock as a capital asset on the effective date of the merger;

         (g) A Frankfort First stockholder who receives a combination of Kentucky First Common Stock and cash (excluding any cash received in lieu of a fractional share of Kentucky First Common Stock) in exchange for Frankfort First Common Stock pursuant to the Merger will recognize gain, but not loss, equal to the lesser of the amount of the cash received or the amount of gain recognized in the merger, and the amount of gain recognized will equal the amount by which the cash plus the fair market value of the Kentucky First common stock received at the time of the merger exceeds the shareholder's tax basis in the Frankfort First common stock surrendered in the merger; any recognized gain (excluding any cash received in lieu of a fractional share of Kentucky First Common Stock), will be taxed as a capital gain, unless the receipt of the cash has the effect of the distribution of a dividend under
                  Section 356 of the Code, and any loss on the exchange will not be recognized;

         (h) Cash received by a Frankfort First stockholder who has received only cash in exchange for Frankfort First Common Stock will be treated as a distribution in redemption of the Frankfort First Common Stock held by that stockholder, subject to the provisions and limitations of Section 302 of the Code; and

         (i) A stockholder of Frankfort First who receives cash in lieu of a fractional share of Kentucky First Common Stock will be treated as if a fractional share of Kentucky First Common Stock was distributed in exchange for such stockholder's interest in Frankfort First and immediately redeemed, with the stockholder having

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Boards of Directors
First Federal Savings and Loan Association
Kentucky First Federal Bancorp
December 8, 2004
Page 4



                  received a cash distribution in full payment of the stock so redeemed as provided in Section 302 of the Code.

         This opinion does not relate to or purport to cover any matters other than the those expressly stated herein. The opinion expressed herein is limited to the material consequences of the merger under current federal income tax law as of the date of this letter. No opinion is expressed with respect to the federal income tax consequences of the merger to stockholders subject to special treatment under federal income tax law. In addition, no opinion is expressed with respect to the tax consequences of the merger under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to the federal income tax. We assume no obligation to revise or supplement this opinion should the present federal income tax laws be changed by any legislation, judicial decisions, or otherwise.

         We hereby consent to the reference to us under the caption "Legal and Tax Opinions" in the Prospectus forming a part of the Registration Statement and to the filing of a copy of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ Muldoon Murphy Faucette & Aguggia LLP

                                       MULDOON MURPHY FAUCETTE AGUGGIA LLP